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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF PHONETEL TECHNOLOGIES, INC.


The following is a wholly-owned subsidiary of PhoneTel Technologies, Inc.

         Cherokee Communications, Inc.